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                                                                      EXHIBIT 12


                             COOPER INDUSTRIES, LTD.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
                                   (Unaudited)


                                       Nine Months Ended
                                          September 30,                          Year Ended December 31,
                                     -----------------------   -------------------------------------------------------------
                                        2002         2001         2001         2000         1999         1998        1997
                                     ----------   ----------   ----------   ----------   ----------   ----------  ----------
Interest Expense                     $   53,897   $   66,300   $   84,700   $  100,300   $   55,200   $  101,900  $   90,400

Capitalized Interest                         --        1,150        1,462        3,946           --           --          --

Estimated Interest Portion of
    Rent Expense                         10,476       12,436       13,369       15,614       13,948       12,352      10,864
                                     ----------   ----------   ----------   ----------   ----------   ----------  ----------

Fixed Charges                        $   64,373   $   79,886   $   99,531   $  119,860   $   69,148   $  114,252  $  101,264
                                     ==========   ==========   ==========   ==========   ==========   ==========  ==========

Income From Continuing
    Operations Before Income Taxes   $  243,840   $  303,300   $  316,400   $  549,900   $  518,600   $  523,600  $  483,200

Add:     Fixed Charges                   64,373       78,736       98,069      115,914       69,148      114,252     101,264

Less:    Equity in (Earnings)/Losses
         of Less Than 50% Owned
         Companies                       (2,577)      (2,479)      (2,922)      (3,367)      (1,069)         595        (320)
                                     ----------   ----------   ----------   ----------   ----------   ----------  ----------

Earnings Before Fixed Charges        $  305,636   $  379,557   $  411,547   $  662,447   $  586,679   $  638,447  $  584,144
                                     ==========   ==========   ==========   ==========   ==========   ==========  ==========

Ratio of Earnings to Fixed Charges         4.7x         4.8x         4.1x         5.5x         8.5x         5.6x        5.8x